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                                                                   EXHIBIT 12(c)

               UNITED TECHNOLOGIES CORPORATION AND SUBSIDIARIES
               Computation of Ratio of Earnings to Fixed Charges
                             (Millions of Dollars)



                                             Years Ended December 31,

                                                 1995          1994

Fixed Charges:
  Interest expense                           $     231     $      256
  Interest capitalized                              15             18
  One-third of rents*                               81             93
                                              ---------      ---------
Total Fixed Charges                          $     327     $      367
                                              =========      =========

Earnings:
  Income from continuing
  operations before income
  taxes and minority interests                $  1,172     $      900
                                              ---------      ---------

  Fixed charges per above                          327            367
  Less: interest capitalized                       (15)           (18)
                                              ---------      ---------
                                                   312            349
                                              ---------      ---------

  Amortization of interest capitalized              38             40
                                              ---------      ---------

  Total Earnings                             $   1,522      $   1,289
                                              =========      =========

Ratio of Earnings to Fixed Charges                4.65           3.51
                                              =========      =========

*Reasonable approximation of the interest factor.